As filed with the U.S. Securities and Exchange Commission on May 1, 2023

Registration No. 333-[ ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Harbor Custom Development, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	1531	46-4827436
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1201 Pacific Avenue, Suite 1200

Tacoma, Washington 98402

(253) 649-0636

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sterling Griffin, Chief Executive Officer and President

Harbor Custom Development, Inc.

1201 Pacific Avenue, Suite 1200

Tacoma, Washington 98402

(253) 649-0636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynne Bolduc, Esq. Josephine Rachelle Aranda, Esq.	Robert F. Charron, Esq.
Fitzgerald Kreditor Bolduc Risbrough, LLP	Ellenoff Grossman & Schole LLP
2 Park Plaza, Suite 850	1345 Avenue of the Americas
Irvine, California 92614	New York, New York 10105
(949) 788-8900	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 1, 2023

Up to [ ] Shares of Common Stock

Pre-Funded Warrants to Purchase up to [ ] Shares of Common Stock (and shares of common stock underlying the Pre-Funded Warrants)

Warrants to Purchase up to [ ] Shares of Common Stock (and shares of common stock underlying the Warrants)

Placement Agent Warrants to Purchase up to [ ] Shares of Common Stock (and shares of common stock underlying the Placement Agent Warrants)

Harbor Custom Development, Inc.

Harbor Custom Development, Inc., a Washington corporation (“Harbor,” “HCDI,” the “Company,” “we,” “us,” or “our”) is offering up to [ ] shares of common stock, together with warrants to purchase up to [ ] shares of common stock at an assumed combined public offering price of $[ ] per share and warrant, which is equal to the closing price per share of our common stock on the Nasdaq Capital Market (“Nasdaq”) on [ ], 2023 (and the shares issuable from time to time upon exercise of the warrants) pursuant to this prospectus. The shares of common stock and warrants will be separately issued, but the shares of common stock and warrants will be issued to purchasers in the ratio of one-to-one. Each warrant will have an exercise price of $[ ] per share, will be exercisable upon issuance, and will expire [ ] years from the date of issuance.

We are also offering up to [ ] pre-funded warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share. Each pre-funded warrant is being issued together with the same warrant described above being issued with each share common stock. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. The assumed combined public offering price for each such pre-funded warrant, together with a warrant, is $[ ] which is equal to the closing price per share of our common stock on Nasdaq on [ ], 2023 less the $0.0001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be immediately exercisable and will expire when exercised in full. The pre-funded warrants and warrants are immediately separable and will be issued separately in this offering.

We have engaged [ ], or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust, or similar arrangement. There is no minimum number of shares of common stock or pre-funded warrants and warrants or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the shares of common stock and pre-funded warrants (and accompanying warrants) offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We will bear all costs associated with the offering. (See “Plan of Distribution.”)

Our common stock is listed on Nasdaq under the symbol “HCDI.” On [ ], 2023, the closing price of our common stock as reported on Nasdaq was $[ ]. All share, warrant, and pre-funded warrant numbers are based on an assumed combined public offering price of $[ ] per share (or $[ ] per pre-funded warrant) and warrant.

There is no established public trading market for the pre-funded warrants or warrants, and we do not expect such markets to develop. We do not intend to apply for listing of the pre-funded warrants or warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and warrants will be limited.

The final public offering price for the securities offered by this prospectus will be determined between us and the investors in this offering at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price per share of common stock, or pre-funded warrant, and accompanying warrant used throughout this prospectus may not be indicative of the final public offering price for our common stock or pre-funded warrants, as applicable, and the accompanying warrants.

This offering will terminate on [ ], 2023, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all of the securities purchased in this offering. The combined public offering price per share of common stock (or pre-funded warrant) and warrant will be fixed for the duration of this offering.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements. (See “Prospectus Summary—Implications of Being an Emerging Growth Company.”)

Investing in our securities involves a high degree of risk. Please carefully read the information under the headings “Risk Factors” beginning on page 9 of this prospectus and “Item 1A – Risk Factors” of our most recent reports on Form 10-K or 10-Q or under similar heading in any other document that is incorporated by reference in this prospectus before you invest in our securities.

	Per Share of Common Stock and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price
Placement agent fees (1)
Proceeds to us, before expenses (2)

(1)	We have agreed to (i) pay the placement agent a cash fee up to 7.0% of the aggregate gross proceeds raised in this offering; and (ii) pay the placement agent a management fee equal to 1.0% of the aggregate gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain expenses and closing costs. In addition, we have agreed to issue to the placement agent warrants (“Placement Agent Warrants”) to purchase up to a number of shares of our common stock equal to 6.0% of the number of shares of common stock and pre-funded warrants sold in this offering, at an exercise price equal to 125% of the public offering price per share of common stock and accompanying warrant. (See “Plan of Distribution” for additional information and a description of the compensation payable to the placement agent.)

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. (See “Plan of Distribution” for more information.)

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The delivery of the shares of common stock and any pre-funded warrants and warrants to purchasers in this offering is expected to be made on or about [  ], 2023.

[   ]

The date of this prospectus is [  ], 2023

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “we,” “our,” “ourselves,” and “us” refer to Harbor Custom Development, Inc. and its subsidiaries and affiliates, formerly known as Harbor Custom Homes, Inc., and including our predecessor, Harbor Custom Homes, LLC; and references to “Harbor LLC” or “our predecessor” refer to Harbor Custom Homes, LLC and (except for financial statement information, except as otherwise noted) its predecessors and affiliates.

This prospectus describes the specific details regarding this offering and the terms and conditions of our securities being offered hereby and the risks of investing in our securities. You should rely only on the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described in the “Where You Can Find More Information” section of this prospectus.

We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer of these securities in any state, country, or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any post-effective amendment, and any applicable prospectus supplement to this prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our securities. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

You should not interpret the contents of this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus to be legal, tax advice, business, or financial advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in our securities.

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MARKET AND INDUSTRY DATA

This prospectus includes industry and trade association data, forecasts, and information that we have prepared based, in part, upon data, forecasts, and information obtained from independent trade associations, industry publications and surveys, government agencies, and other independent information publicly available to us. Statements as to our market position are based on market data currently available to us. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information obtained from these sources. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. In addition, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

We believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks. In addition, certain market and industry data has been obtained from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. For a more complete understanding of us and this offering, you should read and carefully consider the entire prospectus and the documents incorporated by reference herein, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein.

Our Company

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle, including land acquisition, entitlements, development, construction of project infrastructure, single and multi-family vertical construction, marketing, and sales of various residential projects in Washington, California, Texas, and Florida.

As a land developer and builder of apartments, single-family luxury homes, and townhomes, our business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions and land use evaluation, infrastructure development, and geo-economic forces. We endeavor to acquire land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, townhomes, and multi-story apartment properties within a 20- to 60-minute commute of some of the nation’s fastest-growing metro employment corridors.

Our portfolio of land, lots, home plans, and entitled multi-family plats, coupled with low inventory of residential and multi-family housing in our principal geographic areas, provide an opportunity for us to increase revenue and overall market share. In addition to our single-family residential projects, we build and sell townhomes and apartments and have completed or substantially completed construction of several multi-family sites in Washington.

For the years ended December 31, 2022, and December 31, 2021, our total revenues were $55.4 million and $72.4 million, respectively. As of December 31, 2022, and December 31, 2021, our backlogs of fully executed contracts for the sale of developed residential lots and single-family homes were $8.4 million and $13.7 million, respectively. Our fee build backlogs as of December 31, 2022, and December 31, 2021, were $0.8 million and $10.0 million, respectively.

We are a general contractor and construct single-family homes, townhomes, and apartments utilizing a base of employees in conjunction with third-party subcontractors.

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Property

As of the date of this prospectus, we own or control 23 communities in Washington, Texas, California, and Florida, containing approximately 2,700 lots in various stages of development. The following table summarizes certain key metrics of the residential properties we own or control:

Project Name	Location	Total Units	Unsold Units	Business Plan	Status
Bridgeview Trails	Washington	138	138	Develop + Sell Land or Build + Sell Apartments	Owned
Broadmoor Commons	Washington	18	18	Build + Sell Apartments	Controlled
Fircrest Ridge	Washington	145	145	Develop + Sell Apartments	Controlled
Grandis Pond	Washington	997	997	Develop + Sell Lots	Controlled
Horizon at Semiahmoo	Washington	143	72	Develop + Sell Lots	Owned
Inverness	Washington	63	63	Develop + Sell Lots/Build + Sell Apartments	Owned
Meadowscape	Washington	177	177	Build + Sell Apartments	Owned
Mill’s Crossing	Washington	36	36	Build + Sell Apartments	Owned
Olympic Sunset	Washington	228	228	Build + Sell Apartments	Owned
Pacific Ridge	Washington	80	80	Build + Sell Apartments	Owned
Stanwood	Washington	225	225	Build + Sell Apartments + Townhomes	Controlled
Wyndstone	Washington	76	76	Build + Sell Apartments	Owned
Darkhorse	California	68	61	Sell Lots	Owned
Winding Lane	California	22	11	Sell Lots	Owned
Punta Gorda	Florida	180	180	Sell Entitled Land	Owned
Bunker Ranch	Texas	4	1	Build + Sell Homes	Owned
Cimarron Hills	Texas	5	5	Build + Sell Homes	Owned
Creek’s Edge	Texas	2	2	Build + Sell Homes	Owned
Flintrock Falls	Texas	1	1	Build + Sell Homes	Owned
Siena Creek	Texas	35	31	Sell Lots/Build + Sell Homes	Owned
Stone House	Texas	68	68	Develop + Sell Lots/ Build + Sell Homes	Owned
Summit Rock	Texas	108	76	Sell Lots/ Build + Sell Homes	Owned
The Trails of HSB	Texas	10	8	Sell Lots/ Build + Sell Homes	Owned

Strategy

Our strategy is driven by the following:

Offer Diversified Product Portfolio from Single to Multi-family Communities

Our expertise allows for a diversified product strategy that enables us to better serve a wide range of buyers, adapt quickly to changing market conditions, and optimize performance and returns while strategically reducing portfolio risk. We are equipped to build to the surrounding communities’ needs, including single-family homes, townhomes, and apartments.

Provide Superior Quality and an Excellent Homeowner Experience

Our operating philosophy is to provide our homeowners a positive and memorable experience. We seek to maximize customer satisfaction by offering beautiful homes built with quality materials and exceptional craftsmanship, thoughtfully designed floor plans, and located within a 20- to 60-minute commute from major metropolitan areas. We engineer our homes for energy-efficiency, which reduces the homeowner’s environmental impact and energy costs. Our competitive edge in the selling process focuses on the home’s features, design, and premium locations with scenic views. Our goal is to not just build houses, but to create desirable communities through superior design, location, and execution.

New homebuyers’ needs are met across multiple communities and price points by maintaining a substantial inventory of ready-to-build lots and designer home plans. From move-up buyers needing more space for their growing families or $1.5 million-plus luxury homes, our business model enables buyers to overcome inventory shortages and pricing challenges in high-growth metropolitan markets.

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Provide Diverse Products for Multi-family Living with Superior Quality

We began a strategic transition of our inventory into multi-family housing in 2021 with the understanding the active U.S. housing market over the past few years would eventually slow down. Our product-agnostic building model provides us the flexibility to accommodate the current rapidly changing market conditions and related risks. We are equipped to build to the surrounding communities’ needs, from, move-up and luxury homebuyers, or renters looking for an apartment to institutional investors searching for large tracts of entitled land, developed lots, or multi-family apartment projects. This flexible business model provides a competitive advantage and differentiates us from our peers.

Focus on Efficient Operations

We strive to control costs through a planning process. Detailed budgets are prepared for all cost categories. Budgets are monitored throughout the building process as we continue to revisit and update the budget on an ongoing basis. Many components are provided by subcontractors and significant effort is expended to assure that scopes of work are complete and inclusive. Contract variances and change orders are closely scrutinized for appropriateness. At the sale and closing of each home in a project, the estimated and final margins are compared, and variances are identified and investigated to better control costs on future homes in the project. However, even with our extensive planning and budget processes, there may be factors beyond our control that may lead to unanticipated costs.

Strategic Partnerships/Cost Control

Our business model is flexible and facilitates partnering with companies that specialize in their local markets, including residential builders, general contractors, and land developers. By partnering with these specialists, our cost structure can be closely managed. Further, all internal shared services are centralized at our corporate office in Washington. Centralized functions include accounting, finance, operations, legal, human resources, information technology, marketing, transaction coordination, and permitting. Centralizing these essential functions keeps our infrastructure costs under tight control.

Our Markets

Our business strategy is focused on the acquisition of land for development purposes and the design, construction, and sale of residential lots, single-family homes, townhomes, and apartments in Washington, California, Florida, and Texas.

Our Products

We offer a diverse portfolio of finished lots, single-family homes and multi-family communities, including townhomes, and apartments. Being product-agnostic provides us great flexibility to maintain appropriate consumer product and price level diversification for our specific markets. We focus on underserved consumer groups for each of our locations while attempting to diversify as to not overly concentrate our land portfolio in any one area. Building at multiple price points enables us to quickly adjust to changing consumer and market demands. Buyer profiles are developed for each market, and our communities are designed with the specific needs of those buyers in mind.

Land Acquisition and Development Process

We execute an integrated business model to monetize land during three distinct stages of the development cycle. As a result, risks may be mitigated by providing multiple exit points for our real estate assets.

●	Sale of Entitled Land – Property sold following the controlling jurisdiction’s approval of a permitted residential use or other use, as applicable.
●	Sale of Developed Lots - Property sold after infrastructure is completed, including roads, sidewalks, and utilities.
●	Sale of Completed Building Product – Property sold following the construction of a single-family home, townhome, or apartment.

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We also provide services as a fee build offering to construct the required infrastructure so that houses can be developed on the lots.

Our acquisition process generally includes the following steps to reduce development and market cycle risk:

●	review of the status of entitlements and other governmental processing, including title reviews;
●	complete due diligence on the land parcel prior to committing to the acquisition;
●	prepare detailed budgets for all cost categories;
●	complete environmental reviews and third-party market studies; and
●	evaluate economic feasibility within the context of the above strategies.

Before purchasing large land tracts, we often engage outside engineers and consultants to help review the proposed acquisition and assist with community and home design.

Home Building, Marketing, and Sales Process

Our philosophy is to develop beautiful and practical living spaces for the growing communities we serve. Our strategy is to acquire land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20- to 60-minute commute of the nation’s fastest-growing metro employment corridors. Our floorplans support the modern family’s lifestyle by providing flexible spaces, outdoor living, one and two-story homes, main-floor living with master bedroom suites on the first floor, and luxury finishes to appeal to universal design needs. Our homes are engineered for energy-efficiency to reduce impact on the environment and lower energy costs to our homebuyers.

Our multi-family construction often offers comparable finishes to a new construction home, featuring quartz countertops, stainless steel kitchen appliances, in-unit washer and dryer, and premium flooring. The floorplans are designed to support the communities we serve, including but not limited to, studios, one bedroom with one bath, two bedrooms with two baths, and a loft feature. Many communities offer recreational buildings for tenants to gather with neighbors, and entertain their families.

We utilize strategic partnerships with local real estate brokers and property management companies who specialize in their local markets. These partnerships keep our cost structure low while leveraging local market expertise. We sell our homes, land, and apartments through independent real estate brokers and sales representatives who assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, and property tours. We rent our multi-family properties through property management companies who assist potential renters by providing them with floor plans, pricing information, tours of the apartments, and screening and processing applications.

Our marketing objective is to increase leads for potential homebuyers and tenants through strategic and dynamic marketing campaigns, including weekend and offsite signage, streaming and cable TV ads, printed collateral, public relations, and comprehensive digital marketing ads across various social media platforms and Google.

Our multi-family communities are constructed to satisfy market demand for available rental housing, and construction is generally facilitated when financing is secured. We begin renting the units once we have acquired occupancy permits with the intention to sell the project during construction or upon complete build-out of the project and rental stabilization.

Customer Relations, Quality Control, and Warranty Programs

We maintain or engage customer service staff whose role includes providing a positive experience for each customer throughout the pre-sale, sale, building, closing, and post-closing periods. We also provide post-sale customer support. Our quality and service initiatives include providing purchasers with a comprehensive walk-through of their home or apartment prior to closing.

We provide each homeowner with product warranties covering workmanship and materials for one year from the time of closing and warranties covering structural systems for six years from the time of closing in connection with our general liability insurance policy.

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Materials

When constructing our projects, we use various materials and components. The typical build time for our single-family homes is six to 12 months, and for our multi-family communities is 18 to 24 months, during which time materials are subject to price fluctuations.

Seasonality

We experience seasonal variations in our quarterly operating results and capital requirements. We typically experience the highest new home order activity in the spring and summer, although this activity also highly depends on the number of active selling communities, the timing of new community openings, and other market factors. We generally deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs, and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occur during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

While the leasing side of multi-family communities can experience some seasonality during the winter holiday months, the construction side typically doesn’t show seasonality patterns. The building process typically takes 18 to 24 months, depending on the size of the project, the site development scope, and other project or market factors.

Summary Risk Factors

An investment in our securities involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, before investing in our securities.

●	Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

●	Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.

●	If homebuyers are not able to obtain suitable financing, our results of operations may decline.

●	Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.

●	Our operating performance is subject to risks associated with the real estate industry.

●	Failure to manage land acquisition and development and construction processes could result in significant cost overruns or errors in valuing sites.

●	We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements available to emerging growth companies, our securities may be less attractive to investors.

●	The rising cost of materials due to supply chain constraints has increased our costs of construction.

●

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

●

The warrants and pre-funded warrants are speculative, do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price.

●	There is no established public trading market for the warrants or pre-funded warrants and we do not expect such markets to develop, so their liquidity will be limited.

●	If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

Corporate Information

We were formed as a Washington limited liability company in February 2014 and converted into a Washington corporation pursuant to the Washington Business Corporation Act (the “WBCA”) effective October 1, 2018. We changed our name from Harbor Custom Homes, Inc. to Harbor Custom Development, Inc. on August 1, 2019. We own the registered trademark of “Harbor Custom Homes” in the United States.

Our principal executive offices are located at 1201 Pacific Avenue, Suite 1200. Tacoma, Washington 98402. Our main telephone number is (253) 649-0636. Our website is www.harborcustomdev.com. The information contained on, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

●	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

●	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of our Initial Public Offering (as defined below), (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700,000,000 as of the end of the second quarter of that fiscal year.

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THE OFFERING

Common Stock Offered	Up to [ ] shares of common stock based on an assumed combined public offering price of $[ ] per share of common stock and accompanying warrant, which is the closing price of our common stock on Nasdaq on [ ], 2023.

Pre-Funded Warrants Offered	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying warrant will equal the price at which the share of common stock and accompanying warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue a warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Warrants Offered	Warrants to purchase up to an aggregate of [ ] shares of our common stock, based on the sale of our common stock at an assumed combined public offering price of $[ ] per share of common stock and accompanying warrant, which is the closing price of our common stock on Nasdaq on [ ], 2023. Each share of our common stock and each pre-funded warrant to purchase one share of our common stock is being sold together with a warrant to purchase one share of our common stock. Each warrant will have an exercise price of $[ ] per share (representing 100% of the price at which a share of common stock and accompanying warrant are sold to the public in this offering), will be immediately exercisable upon issuance and will expire on the [ ] anniversary of the original issuance date. The shares of common stock and pre-funded warrants, and the accompanying warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Placement Agent Warrants	The registration statement of which this prospectus is a part also registers for sale the Placement Agent Warrants to purchase up to [ ] shares of common stock (equal to 6.0% of the total number of shares of common stock and pre-funded warrants sold in this offering) to the placement agent as a portion of the compensation payable to the placement agent in connection with this offering. The Placement Agent Warrants will be immediately exercisable upon issuance, have an exercise price of $[ ] (125% of the assumed public offering price per share of common stock and warrant). The Placement Agent Warrants expire on the [ ] anniversary of the commencement of sales of this offering. The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants are being registered hereby. (See “Plan of Distribution.”)

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Shares of Common Stock Outstanding Prior to this Offering	719,152 shares.

Shares of Common Stock Outstanding After this Offering	[ ] shares (assuming we sell only shares of common stock and no pre-funded warrants and assuming no exercise of the warrants).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $[ ] million, based on an assumed combined public offering price of $[ ] per share of common stock and accompanying warrant which was the closing price of our common stock on Nasdaq on [ ], 2023, and excluding the proceeds, if any, from the exercise of the warrants in this offering. We currently intend to use the net proceeds from this offering to secure real estate entitlements and complete real estate construction and development, payment towards the balance of a loan with one of our lenders, and working capital. (See “Use of Proceeds.”)

Lock-Up Agreements	We and our directors, officers, and certain of our principal shareholders have agreed not to offer for sale, issue, sell, contract to sell, pledge, or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock for a period of [ ] days after the closing of the offering. See (“Plan of Distribution”).

Dividend Policy	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future.

Risk Factors	An investment in our securities involves a high degree of risk. You should read this prospectus carefully, including the section titled “Risk Factors” and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference, along with the combined and condensed consolidated financial statements and the related notes to those statements before investing in our securities.

Nasdaq Symbol	Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “HCDI.” There is no established trading market for the warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants and pre-funded warrants will be extremely limited.

The outstanding share information in the table above is based on 719,152 shares of our common stock outstanding as of [ ], 2023, assumes no sale of any pre-funded warrants and no exercise of the warrants and Placement Agent Warrants issued as part of the offering, and

●	excludes 1,055,584 shares of our common stock issuable upon the exercise of outstanding Series A Preferred Shares;

●	excludes 208,800 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise price of $100.00 per share of common stock (HCDIW); 12,000 warrants to purchase Series A Preferred Shares, which, when exercised, are convertible into approximately 3,333 shares of common stock, subject to adjustment; 690,000 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise price of $59.40 per share of common stock (HCDIZ); and 25,543 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $85.01 per share of common stock;

●	excludes options to purchase 36,872 shares of common stock at a weighted average exercise price of $41.86 granted under our 2018 Equity Incentive Plan as of the date of this prospectus;

●	includes 10,735 vested shares of common stock issued under our 2020 Restricted Stock Plan as of the date of this prospectus;

●	excludes 11,520 shares of common stock issued but not vested under our 2020 Restricted Stock Plan as of the date of this prospectus;

●	excludes 133,784 shares of our common stock reserved for future issuance in connection with awards under our 2018 Equity Incentive Plan; and

●	excludes 135,000 shares of our common stock reserved for future issuance in connection with awards under our 2020 Restricted Stock Plan.

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RISK FACTORS

An investment in our securities involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the risks described in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of the risks actually occur, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected, in which case the trading price of our securities could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

In addition to the risk factors below related to this offering we hereby incorporate by reference all of our risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Risks Related to this Offering

An investment in our securities is speculative and could result in a loss of your entire investment.

An investment in our securities is speculative and involves a high degree of risk. There is no assurance that investors will obtain any return on their investment. You should not purchase the securities if you cannot afford the loss of your entire investment.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Investors who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to investors that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not enter into variable rate financings for [ ] from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for [ ] from closing; and (iv) indemnification for breach of contract.

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There is no public market for the pre-funded warrants or warrants being offered by us in this offering.

There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants or warrants will be limited.

The warrants and pre-funded warrants are speculative in nature.

The warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $[ ] per share of common stock, and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of warrants to exercise the warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.

Holders of the warrants and pre-funded warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the warrants and pre-funded warrants until such holders exercise such warrants and acquire our common stock, except as otherwise provided in the warrants and pre-funded warrants.

Until holders of the warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the warrants and pre-funded warrants. Upon exercise of the warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Provisions of the warrants and pre-funded warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the warrants and pre-funded warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. Such warrants and pre-funded warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants and pre-funded warrants. Further, the warrants and pre-funded warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such the warrants and pre-funded warrants will have the right, at their option, to require us to repurchase such the warrants and pre-funded warrants at a price described in the warrants and pre-funded warrants. These and other provisions of the warrants and pre-funded warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The combined public offering price per share of our common stock and accompanying warrant may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the assumed sale of shares of our common stock and accompanying warrants in this offering, at an assumed combined public offering price of $[ ] per share and accompanying warrant, which is equal to the closing price per share of our common stock on Nasdaq on [ ], 2023, and after deducting the placement agent fees and estimated offering expenses payable by us and attributing no value to the warrants sold in this offering, purchasers of our common stock in this offering will incur immediate dilution of $[ ] per share in the net tangible book value of the common stock they acquire. In the event that you exercise your warrants, you may experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock. (For a further description of the dilution that investors in this offering may experience, see “Dilution.”)

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

●	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates, and inflation;

●	changes in assumptions used to make industry forecasts;

●	continued volatility and uncertainty in the credit markets and broader financial markets;

●	our future operating results and financial condition;

●	our business operations;

●	changes in our business and investment strategy;

●	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

●	availability, terms, and deployment of capital;

●	shortages of or increased prices for labor, land, or raw materials used in housing construction;

●	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

●	the cost and availability of insurance and surety bonds;

●	changes in, or the failure or inability to comply with, governmental laws and regulations;

●	the timing of receipt of regulatory approvals and the opening of projects;

●	the degree and nature of our competition;

●	our leverage and debt service obligations;

●	general volatility of the capital markets and the lack of a public market for shares of our securities;

●	availability of qualified personnel and our ability to retain our key personnel;

●	our financial performance;

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

●	our expected use of the proceeds from this offering; and

●	additional factors discussed under the section captioned “Risk Factors,” and within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and any Quarterly Report on Form 10-Q incorporated by reference in this prospectus and in the section of any related prospectus supplement titled “Risk Factors.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $[ ] million, assuming a combined public offering price per share of common stock and accompanying warrant of $[ ], the closing price of our common stock on Nasdaq on [ ], 2023, after deducting the placement agent fees and estimated offering expenses payable by us, assuming the sale of all of the securities offered under this prospectus and no sale of any fixed combinations of pre-funded warrants and warrants offered hereunder. If the accompanying warrants are exercised in full for cash, the established net proceeds will increase to $[ ] million. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use of proceeds from this offering for (1) real estate entitlements and real estate construction and development; (2) payment towards the balance of our loan with BankUnited N.A. (“BankUnited”); and (3) working capital and general corporate purposes.

Real Estate Entitlements and Real Estate Construction and Development. We intend to use a portion of the proceeds from this offering to secure real estate entitlements and for new developments and construction of existing properties in Western Washington and Austin, Texas.

BankUnited. On February 23, 2023, we entered into an Amendment to the Loan Agreement (the “Amendment”) with BankUnited to restructure our Loan Agreement dated March 7, 2020 (the “Loan Agreement”), which loan then consisted of a $24,613,051 principal balance plus any accrued interest (the “Loan”). Pursuant to the Amendment, we agreed, among other things to remit 25% of the net proceeds of any public offering of any class of stock to BankUnited, in order to pay down our Loan; therefore 25% of the net proceeds of this offering will be paid to BankUnited.

Working Capital. Working capital and general corporate purposes may include amounts required to pay officers’ salaries, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.

The expected use of net proceeds from this offering represents management’s estimates based upon current business and economic conditions. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. We reserve the right to use the net proceeds we receive in the offering in any manner we consider to be appropriate, which could differ materially from those outlined above as a result of several factors including those set forth under “Risk Factors” and elsewhere in this prospectus.

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DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock and warrants sold in this offering and the as-adjusted net tangible book value per shares of common stock after this offering.

The net tangible book value of our common stock as of December 31, 2022, was approximately $5,333,756, or approximately $7.42 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of our shares of common stock outstanding as of December 31, 2022.

After giving effect to the sale by us in this offering of [ ] shares of common stock and warrants to purchase [ ] shares of common stock in this offering at an assumed combined public offering price of $[ ] per share and warrant, which is equal to the closing price per share of our common stock on Nasdaq on [ ], 2023, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants, no exercise of the warrants being offered in this offering, our as adjusted net tangible book value as of December 31, 2022 would have been approximately $[ ] million, or approximately $[ ] per share of common stock. This represents an immediate increase in net tangible book value of approximately $[ ] per share of common stock to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $[ ] per share of common stock to purchasers of common stock in this offering, as illustrated by the following table:

The information below is illustrative only and will change based on actual pricing and other terms of this offering determined at pricing. The final public offering price will be determined through negotiation between us and the investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

Assumed combined public offering price per share and accompanying warrant			$	[ ]
Historical net tangible book value per share as of December 31, 2022	$	[ ]
Increase in net tangible book value per share attributable to this offering	$	[ ]
As adjusted net tangible book value per share after giving effect to this offering			$	[ ]
Dilution per share to new investors in this offering			$	[ ]

Each $0.10 increase or decrease in the assumed combined public offering price of $[ ] per share and accompanying warrant, which was the closing price per share of our common stock on Nasdaq on [ ], 2023, would increase or decrease the as adjusted net tangible book value per share by $[ ] per share and the dilution per share to investors participating in this offering by $[ ] per share, assuming that the number of shares and accompanying warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering.

We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase in the number of shares and accompanying warrants offered by us, as set forth on the cover page of this prospectus, would not materially change the as adjusted net tangible book value per share or the dilution per share to new investors participating in this offering, based on an assumed combined public offering price of $[ ] per share and accompanying warrant, which was the closing price per share of our common stock on Nasdaq on [ ], 2023, remaining the same and after deducting estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering.

The information above is based on 718,835 shares of our common stock outstanding as of December 31, 2022, assumes no sale of any pre-funded warrants and no exercise of the warrants and Placement Agent Warrants issued as part of the offering, and:

●	excludes 1,055,584 shares of our common stock issuable upon the exercise of outstanding Series A Preferred Shares;

●	excludes 208,800 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise price of $100.00 per share of common stock (HCDIW); 12,000 warrants to purchase Series A Preferred Shares, which, when exercised, are convertible into approximately 3,333 shares of common stock, subject to adjustment; 690,000 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise price of $59.40 per share of common stock (HCDIZ); and 25,543 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $85.01 per share of common stock;

●	excludes options to purchase 36,872 shares of common stock at a weighted average exercise price of $41.86 granted under our 2018 Equity Incentive Plan as of the date of this prospectus;

●	includes 10,735 vested shares of common stock issued under our 2020 Restricted Stock Plan as of the date of this prospectus;

●	excludes 11,520 shares of common stock issued but not vested under our 2020 Restricted Stock Plan as of the date of this prospectus;

●	excludes 133,784 shares of our common stock reserved for future issuance in connection with awards under our 2018 Equity Incentive Plan; and

●	excludes 135,000 shares of our common stock reserved for future issuance in connection with awards under our 2020 Restricted Stock Plan.

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DESCRIPTION OF CAPITAL STOCK

For a description of our capital stock, including our common stock (HCDI), Series A preferred stock (HCDIP), and existing warrants (HCDIW, HCDIZ), and the material terms of our Articles of Incorporation, as amended, and Bylaws, as amended, see our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and Exhibit 4.7 thereto, entitled Description of Capital Stock, and incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to [ ] shares of our common stock and warrants to purchase up to [ ] shares of common stock. We are also offering up to [ ] pre-funded warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stock that would result in such excess ownership. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Each pre-funded warrant will be exercisable for one share of common stock. No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and Exhibit 4.7 thereto, entitled Description of Capital Stock, and incorporated by reference in this prospectus

Warrants

The following is a summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

Each warrant offered hereby will have an exercise price equal to $[ ]. The warrants will be immediately exercisable and may be exercised until the [ ] anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The warrants will be issued separately from the common stock or pre-funded warrants, respectively, and may be transferred separately immediately thereafter. The warrants will be issued in book-entry form and will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC pursuant to a warrant agency agreement between us and Mountain Share Transfer, LLC, as warrant agent.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

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Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each warrant) of the remaining unexercised portion of the warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s warrants.

Waivers and Amendments

No term of the warrants may be amended or waived without the written consent of the holders of the warrants purchased in this offering.

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

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Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The pre-funded warrants will be issued in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The shares of common stock issuable upon exercise of the pre-funded warrants are currently traded on Nasdaq under the symbol “HCDI.”

Right as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding securities, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of securities, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction on a net exercise basis.

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PLAN OF DISTRIBUTION

We engaged [ ] (“[ ]” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. [ ] is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. [ ] may engage one or more sub-placement agents or selected dealers to assist with the offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger investors in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement, including but not limited to: (i) a covenant to not enter into variable rate financings for a period of [ ] following the closing of the offering; and (ii) a covenant to not enter into any equity financings for [ ] from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material non-public information, use of proceeds, indemnification of investors, reservation and listing of common stock, and no subsequent equity sales for [ ] days.

This offering will terminate on [ ], 2023, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and warrants will be fixed for the duration of this offering.

Fees and Expenses

The following table shows the per share and accompanying warrant, and per pre-funded and accompanying warrant, and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per Share of Common Stock and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Warrant	Total
Public offering price
Placement agent fees
Proceeds to us, before expenses

We have agreed to pay the placement agent a total cash fee up to (i) 7.0% of the gross proceeds of this offering; and (ii) a management fee equal to 1.0% of the gross proceeds raised in this offering. We will also pay the placement agent $50,000 for non-accountable expense; up to $100,000 for its legal counsel and other out-of-pocket expenses; and will reimburse the placement agent for costs related to any escrow agent or clearing agent up to $15,950, as applicable. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $[ ]. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $[ ] million.

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Placement Agent Warrants

We have also agreed to issue to the placement agent, or its designees, warrants to purchase that number of shares of common stock of the Company equal to 6.0% of the aggregate number of shares of common stock (and pre-funded warrants) placed in this offering. The Placement Agent Warrants will have a term of [ ] years and an exercise price equal to 125% of the public offering price per share and accompanying warrant. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares of common stock issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3, or F-10; or (vii) back to us in a transaction exempt from registration with the SEC. The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants are registered on the registration statement of which this prospectus forms a part.

Right of First Refusal

In addition, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the exclusive book-running manager, underwriter, or placement agent, as applicable, if the Company or its subsidiaries decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities at any time prior to the 12 month anniversary following the consummation of this offering.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12 month period following expiration or termination of our engagement of the placement agent.

Determination of Offering Price

The combined public offering price per share and warrant and the combined public offering price per pre-funded warrant and warrant we are offering and the exercise prices and other terms of the warrants and pre-funded warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the warrants and pre-funded warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mountain Share Transfer, LLC.

Listing

Our common stock is currently listed on Nasdaq under the symbol “HCDI.” On [ ], 2023, the closing price per share of our common stock was $[ ]. There is no established public trading market for the warrants and pre-funded warrants, and we do not expect such markets to develop. In addition, we do not intend to apply to list the pre-funded warrants or warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and warrants will be limited.

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Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the placement agent may provide in the future, various advisory, investment and commercial banking, and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. Except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

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LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the common stock and Warrants offered hereby, will be passed upon for us by FitzGerald Kreditor Bolduc Risbrough LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, incorporated by reference in this prospectus have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of the fiscal year ended that have not been described in a Form 10-Q or Form 8-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information, and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.harborcustomdev.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information and documents into this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	Our Current Reports on Form 8-K filed with the SEC on January 25, 2023; February 17, 2023; February 23, 2023; February 24, 2023; March 3, 2023; March 8, 2023; March 21, 2023; March 31, 2023; and

●	Our Proxy Statement on Schedule 14 A filed with the SEC on January 4, 2023.

Information in several of the documents referred to above that are incorporated by reference in this prospectus was filed prior to the 1-for-20 reverse split of our common stock pursuant to the filing of Articles of Amendment to our Articles of Incorporation with the Washington Secretary of State on March 1, 2023, and does not reflect the effects of such reverse stock split. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 does reflect the effects of such reverse stock split.

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Harbor Custom Development, Inc., Attention: Investor Relations, 1201 Pacific Avenue, Suite 1200. Tacoma, Washington 98402, telephone (253) 649-0636. You may also view such documents on our website under the “Investor Relations” tab on www.harborcustomdev.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our securities.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

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Up to [ ] Shares of Common Stock

Pre-Funded Warrants to Purchase up to [ ] Shares of Common Stock (and shares of common stock underlying the Pre-Funded Warrants)

Warrants to Purchase up to [ ] Shares of Common Stock (and shares of common stock underlying the Warrants)

Placement Agent Warrants to Purchase up to [ ] Shares of Common Stock (and shares of common stock underlying the Placement Agent Warrants)

Harbor Custom Development, Inc.

PROSPECTUS

[ ]

[ ], 2023

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale of the securities being registered. All amounts shown are estimates, except the U.S. Securities and Exchange Commission registration fee and Financial Industry Regulatory Authority filing fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$
Financial Industry Regulatory Authority filing fee	$
Nasdaq fee	$
Accounting fees and expenses	$
Legal fees and expenses	$
Transfer agent and registrar fees and expenses	$
Printing expenses	$
Non-accountable expenses of the Placement Agent	$
Accountable expenses of the Placement Agent	$
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers.

We may indemnify any person who is, or is threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of us or its shareholders or by any other party, by reason of the fact that the person is, as such terms are defined in the Bylaws, a Director, Officer-Director, or Subsidiary Outside Director against judgements, penalties or penalty taxes, fines, settlements (even if paid or payable to us or our shareholders or to, as such term is defined in the Bylaws, a Subsidiary Corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct adjudged by a court having jurisdiction, from which there is no further right to appeal, based upon clear and convincing evidence, or Finally Adjudged, to be an act or omission that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which the person is not legally entitled. Such expenses reasonably incurred will be paid or reimbursed by us, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by us of a written, unsecured promise by the person to repay such amount if, upon final adjudication, such person is not entitled to indemnification.

Our Bylaws further provide that we will provide indemnification and advancement of expenses in connection with either an administrative proceeding or civil action instituted by a federal banking agency to the extent permitted, and in the manner prescribed by, any state or federal laws or regulations applicable to us, or any formal policies adopted by a regulatory agency having jurisdiction over us.

To the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors and officers, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

Section 23B.08.320 of the Washington Business Corporation Act, as amended, provides that articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

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The Bylaws provide that no Director, Officer-Director, former Director, or former Officer-Director will be personally liable to us or our shareholders for monetary damages for conduct as a Director or Officer-Director occurring after the effective date of Article 10 of the Articles of Incorporation, unless the conduct is Finally Adjudged.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us for the three year period prior to the date of this prospectus.

(a) Issuance of Capital Stock.

On May 15, 2020, we entered into a debt conversion agreement with Olympic Views, LLC “Olympic”), whereby we agreed to convert approximately $496,956 of outstanding indebtedness and $54,956 of accrued interest we owe to Olympic into 4,142 shares of our common stock at the price of $120 per share, which conversion occurred immediately following the determination of the public offering price per share of our common stock sold in the Initial Public Offering. Sterling Griffin, our Chief Executive Officer and President, previously owned 50% of Olympic. Olympic is an accredited investor for purposes of Rule 501 of Regulation D. Mr. Griffin sold 100% of his membership interests in Olympic on December 2, 2020.

On August 10, 2020, our Chief Executive Officer and President, Sterling Griffin transferred 26,789 shares of his common stock into an irrevocable trust entitled The Griffin Investment Trust. Neither Mr. Griffin nor his spouse nor anyone else whose ownership may be considered as beneficial owners with Mr. and Mrs. Griffin are a trustee or beneficiary of The Griffin Investment Trust.

On March 17, 2021, we issued 2,253 shares of common stock to an option holder pursuant to an exercise of their stock options under the 2018 Stock Option Plan.

During the year ended December 31, 2020, we issued an aggregate of 1,700 shares of common stock to the members of the Board of Directors pursuant to our 2020 Restricted Stock Plan.

During the year ended December 31, 2021, we issued an aggregate of 9,000 shares of common stock to the members of the Board of Directors pursuant to our 2020 Restricted Stock Plan.

On February 28, 2022, we issued 406 shares of common stock to an option holder pursuant to an exercise of their stock options under the 2018 Stock Option Plan.

On April 4, 2022, we issued 676 shares of common stock to an option holder pursuant to an exercise of their stock options under the 2018 Stock Option Plan.

During the year ended December 31, 2022, we issued an aggregate of 11,555 shares of common stock to our executive officers pursuant to our 2020 Restricted Stock Plan.

The offers, sales and issuances of securities listed above were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to accredited investors and did not involve a public offering. The recipients of such securities in each of these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(b) Option Grants.

During the year ended December 31, 2020, we issued 10,690 options to a member of our Board of Directors and several employees. The options have an exercise price of $44.40 to $130.00 per share, a term of five to ten years, and vest from February 7, 2021 through September 21, 2022.

During the year ended December 31, 2020, we issued 88,335 warrants to purchase 4,417 shares of common stock. The warrants have an exercise price of $7.50 per warrant, a term of five years, and a one-year vesting period.

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During the year ended December 31, 2021, we issued 400,000 warrants to purchase 20,000 shares of common stock. The warrants have an exercise price of $3.75 per warrant, a term of five years, and a six-month vesting period.

During the year ended December 31, 2021, we issued 7,000 options to several employees. The options have an exercise price of $55.20 to $68.20 per share, a term of ten years, and vest from February 23, 2023 through July 1, 2023.

During the year ended December 31, 2022, we issued 19,600 options to employees. The options have an exercise price between $22.40 and $41.80 per share, a term of ten years, and vest over one or three years.

During the year ended December 31, 2022, we issued 100,000 warrants to purchase 5,000 shares of common stock in connection with investor relation services being performed. The warrants have an exercise price of $3.00 per warrant, a term of five years, and vest over three years. The fair value of these warrants is $0.1 million as of December 31, 2022.

The options described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated thereunder as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock option plans.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

See the Exhibit Index immediately preceding the Signature Page.

(b) Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

Item 17. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description	Form	Exhibit	Filing Date	Filed Herewith

3.1	Certificate of Conversion and Articles of Incorporation of the Registrant dated October 1, 2018	S-1	3.1	3/31/2020
3.2	Articles of Amendment of Articles of Incorporation of the Registrant dated December 7, 2018	S-1	3.2	3/31/2020
3.3	Articles of Amendment of Articles of Incorporation of the Registrant dated August 1, 2019	S-1	3.3	3/31/2020
3.4	2nd Amended and Restated Bylaws of the Registrant, dated January 15, 2020	S-1	3.4	3/31/2020
3.5	Articles of Amendment of Articles of Incorporation of the Registrant, dated April 16, 2020	S-1	3.5	4/28/2020
3.6	Articles of Amendment of Articles of Incorporation of the Registrant, dated March 1, 2023	8-K	3.1	3/03/2023
4.1	2018 Incentive and Non-Statutory Stock Option Plan, dated November 19, 2018	S-1	4.1	3/31/2020
4.2	2020 Restricted Stock Plan, dated October 13, 2020	10-Q	10.1	11/16/2020
4.3	Certificate of Designation of 8.0% Series A Cumulative Convertible Preferred Stock, dated June 8, 2021	8-K	3.1	6/10/2021
4.4	Warrant Agency Agreement between the Registrant and Mountain Share Transfer, Inc., dated June 11, 2021	8-K	4.1	6/14/2021
4.5	Certificate of Amendment of Certificate of Designation of 8.0% Series A Cumulative Convertible Preferred Stock, dated August 13, 2021	S-1	3.7	9/10/2021
4.6	Warrant Agency Agreement between the Registrant and Mountain Share Transfer, Inc., dated October 7, 2021	8-K	4.1	10/08/2021
4.7	Description of Capital Stock	10-K	4.7	3/31/2023
4.8	Form of Warrant				*
4.9	Form of Pre-funded Warrant				*
4.10	Form of Warrant Agency Agreement				*
5.1	Opinion of FitzGerald Kreditor Bolduc Risbrough LLP				*
10.1	Director Agreement between the Registrant and Richard Schmidtke, dated October 17, 2018	S-1	10.4	3/31/2020
10.2	Independent Director Agreement with Larry Swets, dated March 22, 2020	S-1	10.11	3/31/2020
10.3	SoundEquity, Inc. Loan Package, dated November 13, 2019	S-1	10.12	4/28/2020

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10.4	Indemnification Agreement with Larry Swets, dated June 1, 2020	S-1	10.17	6/19/2020
10.5	Lease Agreement with Burnham Partners LLC, dated February 18, 2021	10-K	10.22	3/31/2021
10.6	SoundEquity, Inc. Loan Package, dated October 4-5, 2021	10-K	10.25	3/31/2021
10.7	Promissory Note with Sound Capital Loans, LLC, dated January 22, 2021	10-K	10.26	3/31/2021
10.8	Lease Agreement with University Street Properties I, LLC, dated July 27, 2021	10-K	10.13	3/24/2023
10.9	Employment Agreement with Lance Brown dated November 1, 2021.	10-K	10.14	3/24/2022
10.10	Loan Agreement with BankUnited, N.A., dated March 7, 2022	8-K	1.1	3/10/2023
10.11	Security Agreement with BankUnited, N.A., dated March 7, 2022	8-K	1.2	3/10/2023
10.12	Revolving Line of Credit Promissory Note with Bank-United N.A., dated March 7, 2022	8-K	1.3	3/10/2023
10.12	Employment Agreement with Sterling Griffin, dated May 26, 2022	10-K	10.15	3/31/2023
10.13	Employment Agreement with Jeffrey Habersetzer, dated May 26, 2022	10-K	10.16	3/31/2023
10.14	Amended Loan Agreement with BankUnited N.A., dated February 22, 2023	10-K	10.17	3/31/2023
10.15	Form of Securities Purchase Agreement				*
21.1	List of Subsidiaries				X
23.1	Consent of Rosenberg Rich Baker Berman, P.A.				X
23.2	Consent of FitzGerald Kreditor Bolduc Risbrough LLP (included in Exhibit 5)				*
24.1	Power of Attorney (included in signature page)				X
107	Calculation of Filing Fee Table				X

* To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on May 1, 2023.

Harbor Custom Development, Inc.

By:	/s/ Sterling Griffin
Sterling Griffin
Chief Executive Officer, President, and Chairman of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sterling Griffin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sterling Griffin	Chief Executive Officer, President, and Chairman of the Board of Directors	May 1, 2023
Sterling Griffin	(Principal Executive Officer)

/s/ Lance Brown	Chief Financial Officer	May 1, 2023
Lance Brown	(Principal Financial Officer and Principal Accounting Officer)

/s/ Karen Bryant	Director	May 1, 2023
Karen Bryant

/s/ Dennis Wong	Director	May 1, 2023
Dennis Wong

/s/ Wally Walker	Director	May 1, 2023
Wally Walker

/s/ Richard Schmidtke	Director	May 1, 2023
Richard Schmidtke

/s/ Chris Corr	Director	May 1, 2023
Chris Corr

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